Exhibit 10.1

AMENDMENT TO NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

This Amendment (this “Amendment”) made as of August 6, 2008, hereby amends that certain Noncompetition and Confidentiality Agreement (the “Agreement”) made as of January 1, 2004, by and between American Tower Corporation, a Delaware corporation (“ATC”), and William H. Hess (“Optionee”).

WHEREAS, the Agreement was entered into in connection with the execution of that certain Stockholder/Optionee Agreement, dated as of January 1, 2004, by and among ATC, American Tower International, Inc., a Delaware corporation (“ATC International”), and ATC South America Holding Corp, a Delaware corporation (“Holding”), and of which Optionee executed a counterpart on January 1, 2004 (collectively, the “Stockholder Agreement”), pursuant to which Holding issued to Optionee options (“Options”) to purchase shares of its Common Stock, par value $.01 per share (“Shares”); and

WHEREAS, Optionee exercised the Options in October 2005, and pursuant to the terms of the Stockholder Agreement, ATC purchased from Optionee the Shares received upon exercise of the Options in April 2006; and

WHEREAS, pursuant to Section 5 of the Agreement (“Section 5”), Optionee deposited a portion of the funds (“Security Funds”) received in connection with the repurchase of the Shares by ATC into a restricted account to serve as security for Optionee’s obligations under the Agreement; and

WHEREAS, more than two years have passed since the deposit of the Security Funds into the restricted account by Optionee, Optionee has complied with the Agreement and the terms and conditions contained therein during such period, and ATC has determined that it is appropriate to release the Security Funds to Optionee; and

WHEREAS, in accordance with Section 6(d) of the Agreement, ATC and Optionee have agreed to enter into this Amendment to waive compliance with the requirements of Section 5 and to eliminate the requirements of Section 5 from the Agreement.

NOW THEREFORE, ATC and Optionee hereby agree as follows:

1. Waiver and Amendment of Section 5. Effective as of the date of this Amendment, compliance with Section 5 by Optionee is hereby waived by ATC. Section 5 of the Agreement is hereby deleted in its entirety and shall be amended, replaced and superseded effective as of the date of this Amendment to read as follows: “Section 5. [Intentionally omitted.]”

2. Security Funds. All Security Funds previously deposited by Optionee pursuant to Section 5 shall be released to Optionee without restriction by ATC. ATC shall take all such action as may be required to cause the Security Funds to be released promptly to Optionee.

3. Limitation of Scope. This Amendment is intended to amend the Agreement only with respect to the Section 5, and all other provisions, terms and conditions of the Agreement shall remain in full force and effect. Any matters not specifically addressed in this Amendment shall be subject to the provisions, terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

AMERICAN TOWER CORPORATION

/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

OPTIONEE

/s/ William H. Hess
Name:	William H. Hess